UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
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AUDIBLE, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUDIBLE, INC.
65 Willowbrook Boulevard
Wayne, New Jersey 07470-7056
(973) 837-2700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2005

The annual meeting of stockholders of Audible, Inc. (the “company”), a Delaware corporation, will be held on June 10, 2005, at 10:00 a.m., local time, at the offices of the company, 65 Willowbrook Boulevard, Wayne, New Jersey 07470, for the following purposes:

1.	To elect three directors to serve until the 2008 annual meeting of stockholders and one director to serve until the 2006 annual meeting of stockholders, and until their successors are elected and duly qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005;

3.	To ratify an amendment to the company’s 1999 Stock Incentive Plan to increase from 4,200,000 to 5,700,000 the number of shares which may be issued pursuant to the 1999 Stock Incentive Plan; and

4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on April 15, 2005 as the record date for the determination of the stockholders entitled to notice of, and to vote at the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof.

By Order of the Board of Directors,

/s/ Nancy A. Spangler
Nancy A. Spangler
Secretary

Wayne, New Jersey
April 25, 2005

Audible, Inc.
65 Willowbrook Boulevard
Wayne, New Jersey 07470-7056
(973) 837-2700

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about May 5, 2005.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares if our records show that you owned shares of our common stock as of April 15, 2005. On that date, a total of  24,068,128 shares of common stock were outstanding and entitled to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote for each of the two director nominees and for each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they determine, in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

How are votes counted?

We will hold the annual meeting if there is a quorum. In order to have a quorum, the holders of a majority of our issued and outstanding shares of common stock must either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called “broker non-votes”), the nominee can vote them as it sees fit, but only on matters that are determined to be routine and not on any other proposal. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our directors and employees may contact you by telephone, by mail, or in person. None of our directors or employees will receive any extra compensation for any such solicitation.

ANNUAL REPORT

Our annual report on Form 10-K/A to stockholders for the fiscal year ended December 31, 2004 is included in the mailing of this Proxy Statement. We refer you to this report for financial and other information about the company, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material. ADDITIONAL COPIES OF THE FORM 10-K/A WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AUDIBLE, INC., 65 WILLOWBROOK BOULEVARD, WAYNE, NJ 07470-7056, ATTENTION: ANDREW KAPLAN.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes. The number of directors is determined from time to time by the board of directors and is currently fixed at nine members. Generally, a single class of directors is elected each year at the annual meeting. Each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified. At the annual meeting this year, however, one nominee for director would serve for a term ending on the date of the annual meeting of stockholders to be held in 2006 in order to maintain a balanced number of directors in the three classes.

Three directors are to be elected at this annual meeting to serve until the 2008 annual meeting and one director to serve until the 2006 annual meeting, and until their successors are elected and duly qualified. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

Set forth below is certain information concerning the nominees and the other incumbent directors:

Directors to be Elected for a Term Ending 2008

Donald R. Katz, age 53, has been the Chairman of the board of directors since April 1999, and a director since co-founding Audible in November 1995. Since July 2001, Mr. Katz has been serving as our Chief Executive Officer. From October 1999 to February 2000 and from November 1995 to March 1998, Mr. Katz served as our President and Chief Executive Officer. Prior to co-founding Audible, Mr. Katz was an author, business journalist and media consultant for over twenty years.

Richard Sarnoff, age 46, has been a Director since March 2001. Mr. Sarnoff has served as President of Random House Ventures since March 2000, and as President of Random House Corporate Development Group since June 2000. In 2002, Mr. Sarnoff became a member of the Supervisory Board of Bertelsmann AG, the parent company of Random House, Inc. From 1998 to 2000, Mr. Sarnoff served as Executive Vice President and Chief Financial Officer of Random House after having served in the same capacity at Bantam Doubleday Dell, Inc. from 1996 to 1998. Prior to 1998, Mr. Sarnoff served Bantam Doubleday Dell (predecessor to Random House), in various management positions, including Senior Vice President of Diversified Publishing and New Media, Vice President of Strategic Planning, Director of Marketing for the Bantam Publishing Division, and Director of Planning for the Sales and Marketing Division. Mr. Sarnoff currently also serves on the Board of Directors of The Princeton Review, Inc. (Nasdaq: REVU), Oak Hill Securities Fund II, Vocel, Inc., American Reading Company, Inc., and Classic Media, Inc.

William H. Washecka, age 57, joined our board on June 28, 2004. Mr. Washecka has been the Chief Financial Officer of Prestwick Pharmaceuticals since November 2004. From August 2002 to October 2004, Mr. Washecka had been an independent consultant. From June 2001 to August 2002, he was Executive Vice President and Chief Financial Officer of USinternetworking, Inc. While serving in this capacity, Mr. Washecka led USinternetworking through a restructuring under a Chapter 11 bankruptcy proceeding. Prior to that time, from 1972, Mr. Washecka was employed by Ernst & Young LLP where he was promoted to partner in 1986. Mr. Washecka is a certified public accountant. Mr. Washecka is also a director of Online Resources Corporation, a Nasdaq-listed outsourcer of online banking and payment services, and Visual Networks Inc., a Nasdaq-listed company that designs, manufactures, sells and supports performance management platforms for communications networks.

Director to be Elected for a Term Ending 2006

Andrew P. Kaplan, age 51, has been a director since February 2002. Mr. Kaplan has been our Executive Vice President and Chief Financial Officer since June 1999. From June 1997 to May 1999, Mr. Kaplan served as Chief Financial Officer of Thomson Corporation Publishing International, a division of The Thomson Corporation. From September 1995 to May 1997, Mr. Kaplan served as Senior Vice President and Chief Financial Officer of Vertis, Inc., an advertising services company. From March 1989 to August 1995, Mr. Kaplan served as Vice President and Chief Financial Officer of TimeLife, a division of Time Warner Inc.

Continuing Directors Whose Terms Expire in 2006

Gary L. Ginsberg, age 42, has been a director since April 2001. Since January 1999, Mr. Ginsberg has been serving as Executive Vice President of Investor Relations and Corporate Communications of News Corporation, and as a member of the Executive Management Committee since June 2000. Prior to joining News Corporation, Mr. Ginsberg served as managing director at the New York based strategic consulting firm of Clark & Weinstock from November 1996 until December 1998. Mr. Ginsberg also served as Senior Editor and Counsel of George Magazine from March 1995 until November 1996.

Johannes Mohn, age 55, has been a director since April 2001. Since June 2001, Mr. Mohn has been serving as Executive Vice President of Media Technology at Bertelsmann A.G. From December 1998 to May 2001, Mr. Mohn served as Vice President of Media Technology at Direct Group, Bertelsmann A.G. From May 1995 to November 1998, Mr. Mohn served as Managing Director of Bertelsmann Kalendar GmbH, a subsidiary of Bertelsmann A.G. and also served as Managing Director of Mohndruck Kalendar und Promotion Verlag GmbH, a subsidiary of Bertelsmann A.G., and Dohse & Broelemann GmbH.

Continuing Directors Whose Terms Expire in 2007

Winthrop Knowlton, age 74, has been a director since November 1996. Since 1989, Mr. Knowlton has been serving as Chairman and Chief Executive Officer of Knowlton Brothers, Inc., a management company for limited partnerships and offshore funds investing in the U.S.

       Alan J. Patricof, age 70, has been a director since August 2003. Mr. Patricof is Co-Founder of Apax Partners, Inc. - formerly Patricof & Co. Ventures. He also serves as a director of ATX Communications, Inc., Boston Properties, Inc., Johnny Rockets Group, Inc., The NewsMarket, Upoc Networks and Zinio Systems, Inc. In addition, he currently serves on the Board of Overseers of Columbia Business School, The National Foundation For Teaching Entrepreneurship, Technoserve and Trickle Up Program.

Oren Zeev, age 40, has been a director since August 1, 2003. Mr. Zeev joined Apax Partners in 1995 and has been a partner since 1999. Previously, Mr. Zeev was a research staff member at IBM. Mr. Zeev currently also serves on the Board of Directors of Native Networks, Inc. and Mobixell Networks, Inc.

Unless marked otherwise, proxies received will be voted for the election of the nominees named above.

Required Vote

Election of directors will be by a plurality of the votes of the shares of stock entitled to vote on the election of directors. Accordingly, the nominees for director receiving the highest number of affirmative votes cast on the election of directors at the Annual Meeting will be elected as directors.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND COMMITTEES

Our board of directors met seven times during 2004. Each director attended at least 75% of : (1) the total number of meetings of our board of directors, and (2) the total number of meetings held by all committees of the board of directors on which such director served. We expect two of our directors to attend the annual meeting. Last year, two of our board members attended the annual meeting.

Audit Committee. The members of the Audit Committee are Winthrop Knowlton, Gary L. Ginsberg and William Washecka. Each member of the Audit Committee is considered to be an “independent director” under the rules of the Nasdaq Stock Market. In addition, Mr. Washecka is considered a “financial expert” solely for purposes of meeting the requirements of the Nasdaq Stock Market and the federal securities laws regarding inclusion of financial experts on the audit committees of public company boards of directors. Mr. Washecka serves as the chairman of the committee. The audit committee met five times during 2004.

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and our board of directors, engages the independent registered public accounting firm to audit our financial statements, discusses the scope and results of the audit with the independent registered public accounting firm, reviews with our management and the independent registered public accounting firm our interim and year-end operating results. In addition, the Audit Committee considers the adequacy of internal controls over financial reporting and oversees management’s assessment of the effectiveness of these controls.

Our board of directors has adopted a written charter for the Audit Committee that governs the Audit Committee’s responsibilities and functions. A copy of such written charter was attached to our proxy materials for our 2004 Annual Meeting as filed with the Securities and Exchange Commission on April 29, 2004.

Compensation Committee. The members of the Compensation Committee are Winthrop Knowlton, Gary L. Ginsberg and Oren Zeev. The Compensation Committee met one time during 2004. The Compensation Committee reviews and recommends the compensation arrangements for our executive officers and administers our stock option plans.

Compensation Committee Interlocks And Insider Participation. None of the members of the Compensation Committee was an officer or an employee of the company at any time during 2004.

Nominations. Our board of directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Nominees are selected or recommended for selection by a majority of our independent directors. Although there are no formal procedures for you to nominate persons to serve as directors, our board of directors will consider recommendations from you, which should be addressed to our corporate secretary, Nancy A. Spangler, c/o DLA Piper Rudnick Gray Cary US LLP, 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190.

Board Compensation. Other than for service on the Audit Committee, our directors do not receive cash compensation for serving as directors. Directors who are not currently employees are eligible to receive grants of stock options under our 1999 Stock Incentive Plan. During 2004, each of Messrs. Ginsberg, Knowlton, Mohn and Sarnoff were granted an option to purchase 25,000 shares of our common stock. Messrs. Patricof and Zeev were each granted an option to purchase 50,000 shares of our common stock. All such options were granted with an exercise price equal to the fair market value of our common stock on the date of grant and vest as to 25% of the option shares six months following the date of grant and 3% per month each month thereafter until fully vested.

Effective July 1, 2004, the Chairman of the Audit Committee receives an annual retainer of $25,000 per year and each of the other members of the Audit Committee receives an annual retainer of $15,000 per year. All retainer amounts are paid quarterly.

Code of Ethics and Business Conduct. Our board of directors has adopted a written code of ethics and business conduct, a copy of which is available on our website at www.audible.com. We require all of our officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the compensation paid by us during the last three years ending December 31, 2004, to our chief executive officer and the other most highly compensated executive officers, other than our chief executive officer, whose total compensation for services in all capacities exceeded $100,000 during such year, whom we refer to as our “Named Executive Officers.”

Summary Compensation Table
					Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs
Donald R. Katz	2004	190,000	--		--
Chief Executive Officer	2003	190,000	200,000(1)	--	269,500
And Chairman, Board of	2002	190,000	--	--	133,333
Directors

Andrew P. Kaplan	2004	190,000	--		--
Executive Vice President	2003	190,000	200,000(1)	--	141,166
Chief Financial Officer	2002	190,000	--	--	100,000

________________________

(1)	This bonus was paid pursuant to a plan put into place in 2000, providing that if Audible was successful in the future in raising an additional $15 million in equity, an incentive payment would be earned. In a series of three rounds of financing beginning in 2001 and ending in August, 2003, a total of $19.5 million was raised, thus triggering the incentive payment.

Options Granted in 2004

The following table provides the specified information concerning options granted to our Named Executive Officers for the fiscal year ended December 31, 2004:

Name	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Donald R. Katz	--	--	--	--	--	--

Andrew P. Kaplan	--	--	--	--	--	--

Option Exercises in 2004 and Year-End Values Table

The following table provides information concerning option exercises in 2004 and unexercised options held as of December 31, 2004, by our Named Executive Officers.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Donald R. Katz	--	--	366,558	202,940	$8,479,314	$4,725,013

Andrew P. Kaplan	164,000	$3,203,782	213,005	105,825	$2,044,501	$2,470,006

______________________________
(1)	Represents shares of common stock issuable in connection with such equity compensation plans.

EMPLOYMENT ARRANGEMENTS

We have not entered into formal employment agreements with any of our Named Executive Officers. Our employment arrangements with our Named Executive Officers, which are embodied in enforceable offer letters, provide for a base salary, which may be increased by our board of directors, and bonus.

Donald R. Katz. Mr. Katz’s employment arrangement for 2004 provided for an annual base salary of $190,000, which was increased for 2005 to $250,000.  Mr. Katz did not receive a bonus during 2004. In the event that Mr. Katz is terminated by the company without cause or he terminates his employment for good reason, he will receive nine month’s severance as well as health benefits for 18 months.

Andrew P. Kaplan. Mr. Kaplan's employment arrangement for 2004 provided for an annual base salary of $190,000, which was increased for 2005 to $212,800. Mr. Kaplan did not receive a bonus during 2004. Mr. Kaplan is entitled to six-month’s severance if we terminate his employment. We also provide him access to a corporate apartment.

We require all our employees to sign agreements that prohibit the disclosure of our confidential or proprietary information. Each of these employees also has agreed to non-competition and non-solicitation provisions that will be in effect during his employment and for one year thereafter.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity compensation plans approved by security holders	2,600,331	$6.80	551,360
Equity compensation plans not approved by security holders	--	--	--
Total	2,600,331	$6.80	551,360

(1)	Represents shares of common stock issuable in connection with such equity compensation plans.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
For the Year Ended December 31, 2004

We constitute the Compensation Committee of the Board of Directors of Audible, Inc. We are all independent, non-employee directors and none of us has ever been an officer or employee of Audible. We are responsible for the design, administration, and oversight of the compensation and benefits programs for Audible, including establishing the compensation of the Chief Executive Officer. We also serve as the committee authorized to grant options and other equity-based awards under the company’s 1999 Stock Incentive Plan. We met one time separately from the board of directors during 2004.

The goals of Audible’s compensation program are to align compensation with business objectives, performance and stockholder interests, and to enable Audible to attract and reward talented employees who contribute to the success of the business and the enhancement of long-term shareholder value. To meet these goals, we have created a compensation package that comprises base salary, cash bonus for some employees, and equity-based incentives for all employees. We then adjust the mix of these compensation components from year to year according to Audible’s performance and the employee’s individual contribution. Audible uses various national and local compensation surveys to develop its compensation strategy and plans. We also refer to these surveys for executive compensation purposes.

A number of factors impact Audible’s employee compensation philosophy, including the company’s stage of growth, competitive environment, business complexity and market opportunity. To that extent, we believe Audible continues to operate in a high growth/high opportunity environment that is subject to rapid change, high-complexity and risk. And to continue Audible’s record of success in this challenging environment, we believe that its compensation practices must remain competitive with practices of peer group companies with similar growth rates and opportunities. In particular, we believe Audible must maintain its ability to compete with other larger and high growth companies for the entrepreneurial, highly-motivated and innovative employees considered essential to long-term growth.

BASE SALARY. Executive base salary is adjusted periodically based on financial results and performance on developmental objectives that we believe are critical to the company’s long-term progress. These objectives include progress on the company’s current business plan’s objectives and staff development.

BONUS. We annually determine whether to pay bonuses and approve executive bonuses based upon the achievement of earnings and performance objectives that, we believe, are critical to the company’s long-term progress and success. Bonuses are payable to officers, managers, and key employees based upon the recommendation of the Chief Executive Officer. We approve the bonuses for each of the executive officers. During 2004, the company did not pay a bonus to either of Mr. Katz or Mr. Kaplan.

RETIREMENT. The company maintains a 401(k) plan for its employees, including executive officers. Beginning in 2005, the company provides a matching contribution up to the first two percentage points of the employee’s salary that they contribute to their 401(k) plan.

STOCK AWARDS. Participants in the company’s 1999 Stock Incentive Plan include directors, executive officers, and employees. Awards, historically in the form of stock options, are granted to new employees on their hiring date based on the recommendation of the company's officers to us and subject to our approval. In addition, the company's officers periodically recommend to us, for our approval, stock awards to employees based on merit. Options outstanding under current plans fully vest in a period of up to 50-months and expire in ten years.  The Compensation Committee did not grant options to either of Messrs. Katz or Kaplan during 2004.

This year, Audible is asking its shareholders to approve an amendment to its 1999 Stock Incentive Plan (See Proposal No. 3). In light of this proposal, we feel it important to discuss the important role this plan plays in the success of the company and its stockholders.

We believe Audible’s 1999 Stock Incentive Plan is an important component of the company’s compensation program and is critical to remaining competitive. Audible grants options and/or restricted stock units to all of its employees. We believe that this broad-based program is key to aligning the interests of employees with the long-term interests of stockholders and also provides a total compensation opportunity commensurate with individual and company performance. It also enables Audible to attract, motivate, and retain high-caliber employees to the ultimate benefit of shareholders. This is especially important today as Audible looks to hire employees over the next several years in line with its expectations for revenue and profit growth.

An important element of Audible’s employee stock option plan is discipline, as was reflected in the company’s 2004 grants. As revenue grew 78% in 2004 and the company’s employee base grew 21%, Audible’s gross dilution from employee stock option grants was only 1.9%. In 2005, we expect this rate to increase to approximately 3.6%. However, this is primarily due to new hires, as Audible expects its employee base to grow in 2005 to support expected revenue growth. Excluding the expected growth in employees, we would expect gross dilution from option grants to remain in the 2% range.

Today, Audible employs people of great talent, ethics and integrity. We believe that preserving the use of employee stock options and restricted stock units are critical elements of total compensation that will allow the company to retain and motivate these employees, as well as attract additional entrepreneurial leaders essential to the company’s and its stockholders’ long-term success.

CHIEF EXECUTIVE COMPENSATION. The compensation of Donald Katz, Audible’s CEO and founder, for 2004 is shown in the summary compensation table included in our proxy statement. In determining compensation for Mr. Katz, the Compensation Committee reviewed how chief executive officers of companies in the same industry as ours are compensated.

Additionally, the Compensation Committee, in collaboration with independent consultants, is exploring the creation of a new compensation arrangement for Mr. Katz.  We expect the arrangement to comprise options and restricted stock units, a portion of which will vest on milestones tied to the significant enhancement of stockholder value.  The expected ranges for 2005 gross dilution from option grants described above include the option and/or restricted stock unit grants that we expect to include in this compensation package.

Gary L. Ginsberg
Winthrop Knowlton
Oren Zeev

April 25, 2005

AUDIT COMMITTEE REPORT ON
AUDITED FINANCIAL STATEMENTS
For the Year Ended December 31, 2004

The Audit Committee of the board of directors is comprised of three independent directors as of the date of this report: Gary L. Ginsberg, Winthrop Knowlton and William Washecka. We met five times during 2004.

We operate under a written charter adopted by the board of directors, and are responsible for overseeing Audible's financial reporting processes on behalf of the board of directors. Each year, we recommend to the board of directors, subject to stockholder ratification, the selection of Audible's independent registered public accounting firm.

Management is responsible for preparing the company’s financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. The independent registered public accounting firm is responsible for performing an audit of the company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports on the results of their audit. In this context, we have met and held discussions with management and KPMG LLP, the company’s independent registered public accounting firm. Management represented to us that the company’s financial statements were prepared in accordance with United States generally accepted accounting principles, and we have reviewed and discussed the financial statements with management and the independent registered public accounting firm.

We discussed with KPMG LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG’s judgments about the quality (not just the acceptability) of the company’s accounting principles as applied to financial reporting.

KPMG LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with KPMG LLP that firm’s independence. We further considered whether the provision by KPMG LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based on our discussion with management and the independent registered public accounting firm and our review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, we recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. We and the board of directors have also recommended the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2005 subject to stockholder ratification.

Gary L. Ginsberg
Winthrop Knowlton
Oren Zeev

April 25, 2005

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2005 by:

•	each person who we know beneficially owns more than 5% of the common stock;
•	each member of our board of directors;
•	each of our Named Executive Officers; and
•	all of the directors and executive officers as a group.

Unless otherwise indicated, (1) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (2) the address for the persons named in the table is c/o Audible, Inc., 65 Willowbrook Boulevard, Wayne, New Jersey 07470.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding (1)
Apax Managers, Inc.(2) 445 Park Avenue, 11th Floor New York, NY 10022	5,897,934	23.9%

AXA Financial, Inc. (3) 1290 Avenue of the Americas New York, New York 10104	1,403,915	5.8%

Gilder, Gagnon, Howe & Co. LLC (4) 1775 Broadway, 26th Floor New York, NY 10019	1,071,359	4.4%

Random House, Inc. (5) Random House Ventures L.L.C. Bertelsmann Multimedia, Inc. 1540 Broadway New York, NY 10036	1,380,029	5.6%

Donald R. Katz (6)	719,382	2.9%

Andrew Kaplan (7)	272,224	1.1%

Gary L. Ginsberg (8)	33,958	*

Winthrop Knowlton (8)	25,708	*

Johannes Mohn (8)	37,291	*

Alan J. Patricof (8)	23,750	*

Richard Sarnoff (8)	37,291	*

William H. Washecka (8)	20,000	*

Oren Zeev (8)	23,750	*

All Named Executive Officers and Directors as a Group (9 persons) (9)	1,193,353	4.8%

_______________________
(1)
As of March 31, 2005, we had outstanding 24,065,716 shares of common stock. Unless otherwise noted, the persons named in this table have sole voting power with respect to all shares of common stock. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, are deemed outstanding for the purposes of computing the percentage of the outstanding securities owned by such person but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of March 1, 2005.

(2)
The number of shares beneficially owned is based on the information contained in that certain Amendment to Schedule 13D that was filed with the SEC on November 24, 2004, reporting beneficial ownership of securities of the Company held by Apax Excelsior VI, L.P., Apax Excelsior VI-A, C.V., Apax Excelsior VI-B, C.V. and Patricof Private Investment Club III, L.P. (collectively, the “Excelsior VI Funds”), and includes 1,000,000 shares of common stock issuable upon exercise of warrants. As reported in the Schedule 13D, Apax Managers, Inc. is the general partner of certain entities, including Apax Excelsior VI Partners, L.P. Apax Excelsior VI Partners, L.P. is the general partner of certain private equity funds, including the Excelsior VI Funds. As reported in the Schedule 13D, Apax Managers, Inc. has the sole power to vote or direct the vote and to dispose or to direct the disposition of all shares of common stock deemed beneficially owned by it.

(3)	The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 15, 2005.
(4)	The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 10, 2005.
(5)
The number of shares beneficially owned is based on the information contained in that certain Amendment to Schedule 13D that was filed with the SEC on December 6, 2004. Includes 292,777 shares of common stock issuable upon exercise of warrants.

(6)	Includes 414,632 shares issuable upon exercise of options..
(7)	Includes 236,891 shares issuable upon exercise of options.
(8)	Represents shares issuable upon exercise of options.
(9)	Includes 829,312 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Apax Managers, Inc. and Bertelsmann A.G. In August 2003, funds managed by Apax Managers, Inc. and entities affiliated with Bertelsmann A.G. purchased shares of our Series C convertible preferred stock for an aggregate purchase price of $6,000,000. In December, 2003, all of the shares of Series C convertible preferred stock purchased by these funds and entities were automatically converted to shares of our common stock in accordance with the terms of the stock based on the price and trading volume of our common stock during the 60 day period prior to conversion.

Apax Managers, Inc. and Random House, Inc. In February 2004, all of the shares of Series A convertible preferred stock owned by Apax Managers, Inc. and Series B convertible preferred stock owned by Random House, Inc. were converted to shares of our common stock. As an inducement to early conversion of the Series A convertible preferred stock, which carried a 12% coupon through August 2007, we granted to Apax 766,666 shares of our common stock over dividend shares then due and warrants to purchase 333,333 shares of our common stock at the price of $21.00 per share.

As a result of these conversions, we no longer have any preferred stock outstanding.

Apax Managers, Inc. beneficially owns, in the aggregate, more than 5% of our common stock. Alan J. Patricof founded Apax and Oren Zeev is a partner at Apax.

Random House, Inc. Random House is a major audio book publisher which licenses audio content to Audible for resale to its customers. Payments to Random House under these license agreements exceeded 5% of our revenue in 2004. Entities affiliated with Bertelsmann A. G., including Random House, Inc. and Random House Ventures LLC, together own more than 5% of our outstanding common stock. Johannes Mohn is an executive at Bertelsmann A. G. Richard Sarnoff is an executive at Random House.

On August 30, 2004, Audible Inc., Verlagsgruppe Random House GmbH, and Holtzbrinck networXs AG entered into a joint venture agreement to form Audible GmbH, or Audible Germany. Audible Germany has the exclusive rights to operate a German language Audible Website. Under the joint venture, Random House and Holtzbrinck each contributed approximately $16,000 in exchange for each receiving a 24.5% interest in Audible Germany. We contributed approximately $34,000 in exchange for a 51% interest in Audible Germany. Following initial formation, Random House and Holtzbrinck are obligated to provide additional financing of approximately $1,490,000 each in certain installments subject to Audible Germany meeting certain milestones. In the event of liquidation of Audible Germany, this additional financing by Random House and Holtzbrinck, which accrues interest at 8% per annum, is senior in right of payment to our investment. We may, but we are not obligated to, contribute additional capital to the entity. Pursuant to a license agreement, beginning in September 2004, Audible Germany is required to pay us $30,000 per month for thirty months subject to certain conditions. The agreement also requires Audible Germany to pay us a royalty ranging from 0.5% to 3% of Audible Germany’s revenue up to an annual royalty cap of the U.S. dollar equivalent of €1.5 million, subject to Audible Germany achieving certain operating margins. Audible Germany is a related party to Audible.

On September 15, 2004, Audible Inc., France Loisirs S.A.S. and Audio Direct S.A.S., a wholly-owned subsidiary of France Loisirs entered into a 24-month service and license agreement, whereby, France Loisirs intends to launch a French language spoken word audio service through Audio Direct. Under the agreement, we provide intellectual property and substantially the entire technological infrastructure for the operation of the service. In return, France Loisirs is required to pay us a total of $1,000,000 over the term of the agreement. Commencing the first fiscal year after the business achieves positive net income, we will receive a royalty of 5% of the business’s net paid revenue. Net paid revenue means net revenues for digital spoken word content after the deduction of taxes but excluding certain hardware revenue. The 5% royalty will apply until the business’s net paid revenue exceeds €20 million. Once net paid revenue exceeds €20 million, we will receive a flat fee of €1 million. If net paid revenue exceeds €33.3 million, we will receive a royalty payment of €1 million, plus 3% of net paid revenue in excess of €33.3 million. An additional royalty is payable equal to one-half of the distributable pre-tax profits of the business.

PERFORMANCE GRAPH

The following graph shows the comparison of cumulative total return on our common stock, based on the market price of our common stock assuming reinvestment of dividends with a comparable return of the JP Morgan H & Q Internet 100 Index, the RDG Internet Composite Index and the Nasdaq Stock Market (U.S.) Index, for the period beginning July 16, 1999 through December 31, 2004.*

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG AUDIBLE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG INTERNET COMPOSITE INDEX

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

KPMG LLP has served as our independent registered public accounting firm since September 1996 and has been selected by our board of directors as our independent registered public accounting firm for the year ending December 31, 2005. If ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, our board of directors will review its future selection of auditors.

We expect representatives of KPMG LLP to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to appropriate questions.

Audit Fees. KPMG LLP billed us an aggregate of $510,100 for professional services rendered for the audit of our financial statements as well as the audit of internal controls over financial reporting including our assessment of the effectiveness of our internal controls over financial reporting for 2004 and reviews of our interim financial statements included in our Forms 10-Q during 2004.

Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2004, KPMG LLP did not provide services to us in connection with financial information systems design and implementation and therefore we were not billed for any such services.

All Other Fees. During the calendar year ended December 31, 2004, KPMG LLP billed us an aggregate of $300,020 for audit-related services rendered in connection with our registration statements and related comfort letter and accounting research and consultation and billed $11,325 for tax compliance services . The Audit Committee has determined that the provision of services by KPMG LLP described in this paragraph is compatible with maintaining KPMG LLP’s independence as our independent registered public accounting firm.

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to the company. The policy requires that all services to be performed by KPMG LLP, the company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. For 2004, all audit and non-audit services provided by KPMG LLP were approved in advance by the Audit Committee.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the current year.

Required Vote

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL NO. 3: APPROVAL OF AN AMENDMENT TO THE
1999 STOCK INCENTIVE PLAN

Our board of directors has adopted, subject to stockholder approval, an amendment to our1999 Stock Incentive Plan which will increase the authorized number of shares of common stock available for issuance under the plan from 4,200,000 to 5,700,000 shares.

General

Our1999 Stock Incentive Plan currently provides for the issuance of up to 4,200,000 shares of common stock. As of March 31, 2005, options to acquire 2,599,094 shares of our common stock were issued and outstanding under the plan. On February 8, 2005, our board of directors voted to amend the 1999 Stock Incentive Plan to increase the number of shares authorized and reserved for issuance thereunder from 4,200,000 shares to 5,700,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events), and to recommend the amendment to our stockholders for approval.

As expressed in greater detail in the report of our Compensation Committee’s included elsewhere in this proxy statement, we believe the 1999 Stock Incentive Plan is a particularly important component of the our compensation program and is critical to remaining competitive. We grant options or restricted stock units to substantially all of our employees. We believe that this broad-based program is key to aligning the interests of our employees with the long-term interests of our stockholders. We believe the plan also enables us to attract, motivate, and retain high-caliber employees to the ultimate benefit of our stockholders. This is especially important today as we look to hire employees over the next several years in line with our expectations for revenue and profit growth.

During 2004, our revenues grew 78% and our employee base grew 21%. Despite this, our gross dilution from employee stock option grants was only 1.9%. In 2005, we expect this rate to increase to approximately 3.6%. However, we anticipate that this increase will be primarily due to new hires, as we expect our employee base to grow in 2005 to support our expected revenue growth. Excluding expected growth in our employee base, we would expect gross dilution from option grants to remain in the 2% range. There can be no assurance that we will succeed in growing our revenues as anticipated.

Description of the Plan

Our 1999 Stock Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, phantom stock and performance awards. The Compensation Committee of our board of directors administers the plan. The committee has sole power and authority, consistent with the provisions of the plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the exercise time of awards or waive any restrictions or conditions to an award.

Types of Awards

Options. We can grant options to purchase shares of our common stock that either are intended to qualify as incentive stock options under the Internal Revenue Code or that do not qualify as incentive options. The Compensation Committee can determine the option exercise price, the term of each option, the time when each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

Stock Appreciation Rights. We can grant rights to receive a number of shares or cash amounts, or a combination of the two that is based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee. We can award shares of our common stock at no cost or for a purchase price. These stock awards may be subject to restrictions at the Compensation Committee’s discretion.

Phantom Stock. We can grant restricted stock units, or phantom stock, which entitle the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

Performance Awards. We can grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the Compensation Committee. We can grant other stock-based awards. These stock-based awards may be denominated in cash, in common stock, or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into common stock, or in any combination of the foregoing and may be paid in common stock or other securities, in cash, or in a combination of common stock or other securities and cash, all as determined in the sole discretion of the Compensation Committee.

Required Vote

Approval of the amendment to our 1999 Stock Incentive Plan requires the affirmative vote of a majority of our issued and outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as negative votes.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by the company at the address appearing on the first page of this proxy statement no later than December 1, 2005.

Our by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to our Secretary not less than sixty days and not more than ninety days before the anniversary of the prior years’ meeting. A stockholder must submit a matter to be raised at our 2005 meeting of stockholders on or after February 18, 2006, but not later than, March 21, 2006. The written notice should be sent to our corporate secretary, Nancy A. Spangler, c/o DLA Piper Rudnick LLP, 1775 Wiehle Avenue, Suite 400, Reston, VA 20190, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors and executive officers filed all required reports during 2004 in a timely fashion, with the following exceptions: Messrs. Ginsberg, Knowlton, Mohn, Patricof and Zeev failed to timely file one Form 4 relating to the grant of stock options. Messrs. Sarnoff failed to timely file two Form 4’s, relating to the grant of stock options, and, in the case of Mr. Patricof, one Form 3, relating to initial statement of beneficial ownership. All such Form 3 and Form 4 filings subsequently were made.

OTHER MATTERS

Our board of directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

AUDIBLE, INC.
65 Willowbrook Boulevard
Wayne, New Jersey 07470-7056

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Donald R. Katz, Andrew P. Kaplan and Nancy A. Spangler, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Audible, Inc. held of record by the undersigned on April 15, 2005 at the Annual Meeting of Stockholders to be held on June 10, 2005 at 10:00 a.m., local time, at the offices of the company, 65 Willowbrook Boulevard, Wayne, New Jersey 07470, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒ Please mark votes as in this example.

1.	Election of Three Directors to serve until 2008 and one director to serve until 2006. Nominees: (01) Donald R. Katz, (02) Richard Sarnoff, (03) William H. Washecka and (04) Andrew P. Kaplan.

FOR	AGAINST	ABSTAIN

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

_______________________________________________________________________

2.	Ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN

3.	Approve an amendment to the company’s 1999 Stock Incentive Plan to increase the authorized number of shares available for issuance under the plan from 4,200,000 to 5,700,000.

FOR	AGAINST	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

_______________________________________

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature of Shareholder

Date: _________________________________, 2005

Signature if held jointly